UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 30, 2010
CLEAN DIESEL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-33710	06-1393453

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4567 TELEPHONE ROAD, SUITE 206 VENTURA, CALIFORNIA	93003

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (805) 639-9458
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On December 30, 2010, Clean Diesel Technologies, Inc. (the “Company”) executed a Loan Commitment Letter with Kanis S.A. pursuant to which Kanis S.A. loaned the Company $1,500,000. The loan bears interest on the unpaid principal at a rate of six percent (6%), with interest only payable quarterly on each March 31, June 30, September 30 and December 31, commencing March 31, 2011. The loan matures on June 30, 2013. In addition to principal and accrued interest, the Company is obligated to pay Kanis S.A. at maturity a “Payment Premium” ranging from $100,000 to $200,000 based proportionally on the number of days that the loan remains outstanding. There is no prepayment penalty. The loan is unsecured. Pursuant to the terms of the Loan Commitment Letter, the Company issued to Kanis S.A. the Loan Warrants described in Item 3.02 below.
The proceeds of the loan were used, together with cash on hand, to pay in full the balance of the obligations of the Company’s subsidiary, Catalytic Solutions, Inc. (“CSI”), under the Settlement Agreement referred to below under Item 8.01 of this Current Report on Form 8-K.
The above description of the material terms of the Loan Commitment Letter (which includes the form of promissory note and the form of Loan Warrant) is qualified in its entirety by reference to the text of the agreement, which is Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.
Item 3.02 Unregistered Sales of Equity Securities.
As noted above in Item 1.01, as contemplated by the terms of the Loan Commitment Letter, on December 30, 2010, we issued warrants to acquire 25,000 shares of our common stock at $10.40 per share to Kanis S.A. (the “Loan Warrants”). The Loan Warrants are exercisable on or after June 30, 2013 and expire on the earlier of (x) June 30, 2016 and (y) the date that is 30 days after we give notice to the warrant holder that the market value of one share of our common stock has exceeded 130% of the exercise price of the warrant for 10 consecutive days, which 10 consecutive days commence on or after June 30, 2013. We did not receive any cash consideration for the issuance of the warrants, which were issued in connection with the Loan Commitment Letter. We relied on the private placement exemption provided by Regulation S.
The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item.
In December 2010, we issued an aggregate 153,333 shares of our common stock, $0.01 par value per share, to two accredited investors (including Kanis S.A.) upon the exercise of warrants issued on October 15, 2010 to such investors in a Regulation S capital raise (described below) for aggregate gross proceeds of $1,214,397 ($7.92 per share). We also issued to such accredited investors replacement warrants to acquire an aggregate 153,333 shares at $7.92 per share. Such warrants expire on the earlier of (x) the third anniversary of the date of issuance and (y) the date that is 30 days after we give notice to the warrant holder that the market value of one share of our common stock has exceeded 130% of the exercise price of the warrant for 10 consecutive days. An aggregate 25,000 warrants were exercised and 25,000 shares and 25,000 replacement warrants were issued on December 21, 2010 and an aggregate 128,333 warrants were exercised and 128,333 shares and 128,333 replacement warrants were issued on December 22, 2010. We did not receive any cash consideration for the issuance of the replacement warrants, which were issued in exchange for the exercise by such investors of the warrants received in our October 2010 Regulation S capital raise. We relied on the private placement exemption provided by Regulation S for such transactions.

Item 8.01 Other Events.
As previously reported, on October 20, 2010, CSI and a CSI subsidiary entered into a comprehensive agreement with M.N. Mansour and M.N. Mansour, Inc. (collectively “Mansour”) to end all outstanding litigation and arbitration claims and other disputes between the parties relating to the agreements entered into in connection with CSI’s purchase of Applied Utility Systems assets in August 2006 (the “Settlement Agreement”). As contemplated by the Settlement Agreement, on October 22, 2010, CSI paid $1.5 million to Mansour as consideration for the settlement. CSI also agreed to pay an additional $2.0 million to Mansour in eight equal installments during the period ending September 30, 2012 (the “Subsequent Payments”).
On January 4, 2011, using proceeds of the loan referred to in Item 1.01 above and cash on hand, CSI paid Mansour $1,575,000 as satisfaction in full of its obligation to make the Subsequent Payments.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.
EXHIBIT INDEX

Exhibit Number	Description of Exhibits
10.1	Loan Commitment Letter, dated December 30, 2010, between Kanis S.A. and Clean Diesel Technologies, Inc.
10.2	Form of $1,500,000 promissory note dated December 30, 2010 (included as Schedule A to Loan Commitment Letter filed as Exhibit 10.1 to this current report on Form 8-K)
10.3	Form of warrant issued to Kanis S.A. dated December 30, 2010 (included as Schedule B to Loan Commitment Letter filed as Exhibit 10.1 to this current report on Form 8-K)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAN DIESEL TECHNOLOGIES, INC.
January 5, 2011	By:	/s/ Nikhil A. Mehta
		Name:	Nikhil A. Mehta
		Title:	Chief Financial Officer and Treasurer